UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 10, 2013

Insperity, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13998	76-0479645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19001 Crescent Springs Drive
Kingwood, Texas 77339
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 358-8986

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2013, the Board of Directors of Insperity, Inc. (the "Company") approved an increase in the size of the Board of Directors from eight to nine directors and appointed Carol R. Kaufman to fill the newly created directorship, effective as of November 1, 2013. Ms. Kaufman will serve as a Class II director of the Company with an initial term expiring on the date of the Company's annual meeting of stockholders in 2015. Ms. Kaufman will serve on the Finance, Risk Management and Audit Committee and Nominating and Corporate Governance Committee of the Board of Directors of the Company. There is no arrangement or understanding between Ms. Kaufman and any other persons pursuant to which she was elected as a director.

Ms. Kaufman currently serves as Executive Vice President, Secretary, Chief Administrative Officer and Chief Governance Office of The Cooper Companies. She also serves as a director of Chindex International, Inc., where she is a member of the Audit and Compensation Committees and Chair of the Governance and Nominating Committee of the Board of Directors.

In connection with her appointment, and in accordance with the Insperity, Inc. Directors Compensation Plan, Ms. Kaufman will be awarded shares of restricted Common Stock of the Company with a grant date value equal to $75,000, with a three-year vesting schedule. Her annual compensation and meeting fees will be consistent with that provided to the Company's other non-employee directors.

A copy of the Company's press release announcing the appointment of Ms. Kaufman to the Board of Directors is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibit is filed as part of this report:

Exhibit No.    Description

99.1        Press release issued by Insperity, Inc. on October 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPERITY, INC.

By:     /s/ Daniel D. Herink
Daniel D. Herink
Senior Vice President of Legal, General Counsel and Secretary

Date: October 15, 2013

EXHIBIT INDEX

Exhibit No.    Description

99.1        Press Release issued by Insperity, Inc. on October 14, 2013.